NEWS RELEASE

FOR RELEASE:      IMMEDIATE RELEASE
CONTACT:          Frank C. Marchisello, Jr.
                  (336) 834-6834

                   TANGER REPORTS SECOND QUARTER 2005 RESULTS
                    Moody's Raises Rating to Investment Grade
                4.3% Increase in Same Center Net Operating Income

Greensboro, NC, July 26, 2005, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations ("FFO"), a widely accepted measure of REIT performance, for the three months ended June 30, 2005, was $15.7 million, or $0.47 per share, as compared to FFO of $15.6 million, or $0.47 per share, for the three months ended June 30, 2004. For the six months ended June 30, 2005, FFO was $30.2 million, or $0.90 per share, as compared to FFO of $29.5 million, or $0.89 per share, for the six months ended June 30, 2004.

Tanger's FFO for the three months and six months ended June 30, 2004 included $1.2 million in gains on the sale of land parcels, which are included in other income. These land parcel gains represent $0.03 per share for the three months and six months ended June 30, 2004. Excluding these gains, which are a component of Tanger's strategic plan, but unpredictable in their occurrence, FFO for the second quarter and six months ended June 30, 2004 would have been $0.44 and $0.86 per share respectively. Excluding the gains on the sale of land parcels in the comparable period in 2004, FFO per share increased by 6.8% in the second quarter of 2005, and 4.7% in the six months ended June 30, 2005.

For the three months ended June 30, 2005, net income was $3.5 million or $0.13 per share, as compared to net income of $3.7 million, or $0.14 per share for the second quarter of 2004. For the six months ended June 30, 2005, net income was $551,000, or $0.02 per share, compared to $4.8 million, or $0.18 per share for the first six months of 2004. Net income for the six months ended June 30, 2005 included a $3.8 million loss on sale of real estate incurred during the first quarter of 2005, while net income for the six months ended June 30, 2004 included a $2.1 million gain on the sale of real estate incurred during the second quarter of 2004.

Net income and FFO per share amounts above are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

                            Second Quarter Highlights

o Moody's raises rating to investment grade on outstanding senior unsecured debt

o 4.3% increase in same center net operating income o Year to date leases for 1,073,851 square feet, or 59% of the square feet scheduled to expire during 2005 have been renewed with the existing tenants at an average increase in base rental rates of 7.9%

o 97% period-end portfolio occupancy rate compared to 95% as of June 30, 2004 and 95% as of March 31, 2005

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

o Comparative sales increased 3% to $316 per square foot in reported same-space tenant sales for the rolling twelve months ended June 30, 2005

o 46,400 square foot expansion underway in Locust Grove, Georgia opening in the fall of 2005

o 21,000 square foot expansion underway in Foley, Alabama opening in the fourth quarter of 2005

o Debt-to-total market capitalization ratio improved to 34.6% compared to 43.5% as of June 30, 2004

o    Interest coverage ratio improved to 3.71 compared to 3.42 times last year


Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, "Our second quarter results came in as expected. Same center net operating income increased 4.3% during the second quarter of 2005, improving on the positive momentum experienced in the first quarter. We were pleased to see the leasing spreads obtained during the first three months continued into the second quarter of the year."

                           Portfolio Operating Results

Same center net operating income increased 4.3% for the second quarter of 2005 compared to the same period in 2004.

During the second quarter of 2005, Tanger executed 106 leases, totaling 451,713 square feet. Lease renewals for the second quarter of 2005 accounted for 334,357 square feet and generated a 6.2% increase in average base rental rates on a cash basis. Base rental increases on re-tenanted space during the second quarter averaged 4.4% on a cash basis and accounted for the remaining 117,356 square feet. For the first six months of 2005, 1,073,851 square feet of renewals generated a 7.9% increase in average base rental rates, and represented 59% of the 1,821,000 square feet originally scheduled to expire during 2005.

Reported same-space sales per square foot for the rolling twelve months ended June 30, 2005 were $316 per square foot. This represents a 3% increase compared to the rolling twelve months ended June 30, 2004. For the second quarter of 2005, same-space sales increased by 2%, as compared to the same period in 2004. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods. Reported same-store sales decreased 1% for the three months ended June 30, 2005 due to the shift in Easter from April 2004 to March 2005 resulting in an increase of 1% for the six months ended June 30, 2005. Same-store sales are defined as sales for tenants whose stores have been open from January 1, 2004 through the duration of the comparison period.

                         Investment and Other Activities

Construction of a 46,400 square foot expansion is currently underway at Tanger's center located in Locust Grove, Georgia. The estimated cost of the expansion is $6.6 million with an estimated return on cost of approximately 11%. The company currently expects to complete the expansion with stores commencing operations during the fall of 2005. Leases have been executed with Polo/Ralph Lauren, Sketchers, Children's Place and others. Upon completion of the expansion, the company's Locust Grove center will total approximately 294,000 square feet.

The company is also constructing a 21,000 square foot expansion at its center located in Foley, Alabama. The estimated cost of the expansion is $3.8 million with an estimated return on cost of approximately 14%. The company currently expects to complete the expansion with stores commencing operations during the fourth quarter of 2005. Leases have been executed with Ann Taylor, Skechers, Tommy Hilfiger and others. Upon completion of the expansion, the company's Foley center will total approximately 557,000 square feet.

Tanger continues the pre-development and leasing of four previously announced sites located in Pittsburgh, Pennsylvania; Deer Park, New York; Charleston, South Carolina; and Wisconsin Dells, Wisconsin, with expected deliveries in the fourth quarter of 2006 and 2007.

                 Financing Activities and Balance Sheet Summary

On April 10, 2005 the company repaid at maturity a $13.7 million, 9.77% mortgage with New York Life with amounts available under its unsecured lines of credit. The repayment of this loan unencumbered the company's Lancaster, PA property. On September 10, 2005 a $7.0 million, 9.125% mortgage with New York Life matures and the company currently expects to repay this loan with amounts available on its unsecured lines of credit. The repayment of this loan will unencumber the company's Commerce I, GA property.

On June 27, 2005 Moody's Investors Service announced an upgrade of Tanger's senior unsecured debt rating to an investment grade rating of Baa3, citing Tanger's success in integrating the Charter Oak properties, improved performance and progress in unencumbering a number of its properties. The rating also considers Tanger's laddered debt maturity schedule and adequate liquidity.

Tanger's total market capital as of June 30, 2005 increased over 20% from the same period in 2004 to approximately $1.4 billion, with $481.1 million of debt outstanding (excluding a debt premium of $7.9 million). The company's debt to total market capital improved to 34.6% as of June 30, 2005 from 43.5% as of June 30, 2004.

As of June 30, 2005, $382.3 million, or 79% of Tanger's total debt, was at fixed interest rates and the company had $45.3 million outstanding with $79.7 million available on its unsecured lines of credit. During the second quarter Tanger continued to improve its interest coverage ratio, which was 3.71 times for the second quarter of 2005, as compared to 3.42 times interest coverage in the same period last year.

                           2005 FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio, Tanger currently believes its net income for 2005 will be between $0.56 and $0.60 per share and its FFO for 2005 will be between $1.93 and $1.97 per share. The company's earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income per share:

For the twelve months ended December 31, 2005
                                                           Low Range  High Range
Estimated diluted net income per share, excluding
   gain/loss on the sale of real estate                    $  0.56      $ 0.60
Minority interest, depreciation and amortization uniquely
   significant to real estate including minority interest
   share and our share of joint ventures                     (1.37)      (1.37)
Estimated diluted FFO per share                             $ 1.93      $ 1.97

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

                         Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, July 27, 2005, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Second Quarter Financial Results call. Alternatively, the call will be web cast by CCBN and can be accessed at the "Tanger News" section of Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com.

A telephone replay of the call will be available from July 27, 2005 starting at 12:00 P.M. Eastern Time through 11:59 P.M., August 5, 2005, by dialing 1-800-642-1687 (conference ID # 7347099). Additionally, an online archive of the broadcast will also be available through August 5, 2005.

                       About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 33 centers in 22 states coast to coast, totaling approximately 8.7 million square feet of gross leasable area. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2005. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                                        TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                               (In thousands, except per share data)

                                                                          Three Months Ended              Six Months Ended
                                                                               June 30,                       June 30,
                                                                          2005          2004             2005          2004
----------------------------------------------------------------------------------------------------------------------------
                                                                             (unaudited)                   (unaudited)
REVENUES
  Base rentals (a)                                                    $ 33,528      $ 32,041         $ 65,389      $ 63,501
  Percentage rentals                                                     1,267           958            2,153         1,669
  Expense reimbursements                                                12,620        13,010           26,917        24,896
  Other income (b)                                                       1,205         2,388            2,152         3,238
----------------------------------------------------------------------------------------------------------------------------
       Total revenues                                                   48,620        48,397           96,611        93,304
----------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                    14,611        14,719           30,851        28,142
  General and administrative                                             3,711         3,254            6,755         6,411
  Depreciation and amortization                                         11,420        12,955           24,350        25,112
----------------------------------------------------------------------------------------------------------------------------
       Total expenses                                                   29,742        30,928           61,956        59,665
----------------------------------------------------------------------------------------------------------------------------
Operating income                                                        18,878        17,469           34,655        33,639
  Interest expense                                                       8,167         8,901           16,395        17,765
----------------------------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
   minority interest and discontinued operations                        10,711         8,568           18,260        15,874
Equity in earnings of unconsolidated joint ventures (c)                    268           275              459           440
Minority interest
 Consolidated joint venture                                             (6,727)       (6,619)         (13,351)      (13,212)
 Operating partnership                                                    (772)         (409)            (974)         (568)
----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                        3,480         1,815            4,394         2,534
Discontinued operations, net of minority interest (d)                        -         1,930                -         2,223
----------------------------------------------------------------------------------------------------------------------------
Income before loss on sale of real estate                                3,480         3,745            4,394         4,757
Loss on sale of real estate, net of minority interest                        -             -           (3,843)            -
----------------------------------------------------------------------------------------------------------------------------
Net income                                                             $ 3,480       $ 3,745            $ 551       $ 4,757
----------------------------------------------------------------------------------------------------------------------------

Basic earnings per common share:
 Income from continuing operations                                       $ .13         $ .07            $ .02         $ .09
 Net income                                                              $ .13         $ .14            $ .02         $ .18
----------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share:
 Income from continuing operations                                       $ .13         $ .07            $ .02         $ .09
 Net income                                                              $ .13         $ .14            $ .02         $ .18
----------------------------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                           $ 15,703      $ 15,606         $ 30,233      $ 29,499
FFO per common share - diluted                                          $ 0.47        $ 0.47           $ 0.90        $ 0.89
----------------------------------------------------------------------------------------------------------------------------

Summary of discontinued operations (d)
 Operating income (loss) from discontinued operations                      $ -         $ 278              $ -         $ 642
 Gain on sale of real estate                                                 -         2,084                -         2,084
----------------------------------------------------------------------------------------------------------------------------
 Income (loss) from discontinued operations                                  -         2,362                -         2,726
 Minority interest in discontinued operations                                -          (432)               -          (503)
----------------------------------------------------------------------------------------------------------------------------
Discontinued operations, net of minority interest                          $ -       $ 1,930              $ -       $ 2,223
----------------------------------------------------------------------------------------------------------------------------

(a) Includes straight-line rent and market rent adjustments of $1,151 and $444 for the three months ended and $1,310 and $588 for the six months ended June 30, 2005 and 2004, respectively.
(b) Includes gains on sales of outparcels of land of $127 and $1,219 for the three and six months ended June 30, 2005 and 2004, respectively.
(c) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.
(d) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets", the results of operations for properties disposed of during the year in which we have no significant continuing involvement have been reported above as discontinued operations for both the current and prior periods presented.

                                   TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS
                                            (In thousands, except share data)

                                                                                              June 30,        December 31,
                                                                                                2005            2004
---------------------------------------------------------------------------------------------------------------------------
                                                                                                     (unaudited)
ASSETS
 Rental property
   Land                                                                                       $ 113,284       $ 113,830
   Buildings, improvements and fixtures                                                         956,440         963,563
   Construction in progress                                                                       6,044               -
---------------------------------------------------------------------------------------------------------------------------
                                                                                              1,075,768       1,077,393
   Accumulated depreciation                                                                    (237,688)       (224,622)
---------------------------------------------------------------------------------------------------------------------------
   Rental property, net                                                                         838,080         852,771
 Cash and cash equivalents                                                                        3,543           4,103
 Deferred charges, net                                                                           54,818          58,851
 Other assets                                                                                    21,785          20,653
---------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                             $ 918,226       $ 936,378
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
Liabilities
 Long-term debt
   Senior, unsecured notes                                                                    $ 100,000       $ 100,000
   Mortgages payable (including a premium of $7,916 and $9,346 respectively)                    290,197         308,342
   Unsecured note                                                                                53,500          53,500
   Unsecured lines of credit                                                                     45,330          26,165
---------------------------------------------------------------------------------------------------------------------------
                                                                                                489,027         488,007
 Construction trade payables                                                                      9,231          11,918
 Accounts payable and accrued expenses                                                           16,984          17,026
---------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                          515,242         516,951
---------------------------------------------------------------------------------------------------------------------------
Commitments
Minority interests
 Consolidated joint venture                                                                     225,103         222,673
 Operating partnership                                                                           31,963          35,621
---------------------------------------------------------------------------------------------------------------------------
     Total minority interests                                                                   257,066         258,294
---------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
 Common shares, $.01 par value, 50,000,000 shares authorized,
  27,695,016 and 27,443,016 shares issued and outstanding
  at June 30, 2005 and December 31, 2004                                                            277             274
 Paid in capital                                                                                278,811         274,340
 Distributions in excess of net income                                                         (126,436)       (109,506)
 Deferred compensation                                                                           (6,372)         (3,975)
 Accumulated other comprehensive loss                                                              (362)              -
---------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                                 145,918         161,133
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities, minority interests and shareholders' equity                          $ 918,226       $ 936,378
---------------------------------------------------------------------------------------------------------------------------

                       TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                    SUPPLEMENTAL INFORMATION
                    (In thousands, except per share, state and center information)
                                                                         Three Months Ended            Six Months Ended
                                                                              June 30,                      June 30,
                                                                           2005        2004           2005           2004
---------------------------------------------------------------------------------------------------------------------------
Funds From Operations:
 Net income                                                             $ 3,480     $ 3,745           $ 551        $ 4,757
 Adjusted for:
   Minority interest in operating partnership                               772         408             974            568
   Minority interest adjustment - consolidated joint venture               (277)       (329)           (108)          (296)
   Minority interest, depreciation and amortization
    attributable to discontinued operations                                   -         662               -            951
   Depreciation and amortization uniquely significant to
    real estate - consolidated                                           11,358      12,900          24,234         24,999
   Depreciation and amortization uniquely significant to
    real estate - unconsolidated joint venture                              370         304             739            604
   (Gain)/loss on sale of real estate                                         -      (2,084)          3,843         (2,084)
---------------------------------------------------------------------------------------------------------------------------
     Funds from operations                                             $ 15,703    $ 15,606        $ 30,233       $ 29,499
---------------------------------------------------------------------------------------------------------------------------
     Funds from operations per share - diluted                           $ 0.47      $ 0.47          $ 0.90         $ 0.89
---------------------------------------------------------------------------------------------------------------------------


WEIGHTED AVERAGE SHARES
 Basic weighted average common shares                                    27,357      27,008          27,330         26,840
 Effect of outstanding share and unit options                               165         168             173            232
 Effect of unvested restricted share awards                                  54          12              43             10
---------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares (for
 earnings per share computations)                                        27,576      27,188          27,546         27,082
Convertible operating partnership units (a)                               6,067       6,067           6,067          6,067
---------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares (for
 funds from operations per share computations)                           33,643      33,255          33,613         33,149
---------------------------------------------------------------------------------------------------------------------------

OTHER INFORMATION
Gross leasable area open at end of period -
 Wholly owned                                                             4,923       5,240           4,923          5,240
 Partially owned - consolidated (b)                                       3,271       3,273           3,271          3,273
 Partially owned - unconsolidated (c)                                       402         374             402            374
 Managed                                                                     65         434              65            434
---------------------------------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                           8,661       9,321           8,661          9,321

Outlet centers in operation -
 Wholly owned                                                                22          24              22             24
 Partially owned - consolidated (b)                                           9           9               9              9
 Partially owned - unconsolidated (c)                                         1           1               1              1
 Managed                                                                      1           4               1              4
---------------------------------------------------------------------------------------------------------------------------
Total outlet centers in operation                                            33          38              33             38

States operated in at end of period (b) (c)                                  22          23              22             23
Occupancy percentage at end of period (b) (c)                                97%         95%             97%            95%
---------------------------------------------------------------------------------------------------------------------------

(a) The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.
(b) Includes the Charter Oak portfolio which is operated by us through a 33% ownership joint venture. However, these properties are consolidated for financial reporting under FIN 46R.
(c) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.

We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income
(loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or tocash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.
                                        7